SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2002

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31103	33-0723123
(Commission File Number)	(IRS Employer Identification No.)

47421 Bayside Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)

(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 5:    OTHER EVENTS.

On December 4, 2002, Lexar Media, Inc. announced that it had agreed to sell 4,300,000 shares of its common stock at a price to the public of $6.00 per share in a public offering to be underwritten by SG Cowen Securities Corporation. On December 6, 2002, SG Cowen informed Lexar that it was exercising its option to purchase an additional 645,000 shares of common stock solely for the purpose of covering over-allotments. The offering of the aggregate of 4,945,000 shares is scheduled to settle on December 10, 2002.

The offered shares are registered under a “universal shelf” registration statement that was previously declared effective by the Securities and Exchange Commission. Under this registration statement, Lexar may offer and sell up to an aggregate of $50 million of its equity or debt securities, including the securities sold in this offering, from time to time. Lexar has filed the prospectus and prospectus supplement being delivered in connection with this offering pursuant to Rule 424(b).

A copy of the prospectus and the prospectus supplement relating to the offering to SG Cowen may be obtained by writing to the offices of SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020. A copy of the shelf registration statement, base prospectus and prospectus supplement relating to the underwritten offering may be obtained by writing to the offices of Lexar, 47421 Bayside Parkway, Fremont, California 94538.

Certain legal matters with respect to the 4,945,000 shares of common stock sold in connection with the offering are being passed upon for Lexar by Fenwick & West LLP, Palo Alto, California. Fenwick & West LLP holds a warrant to purchase 30,000 shares of Lexar’s common stock at an exercise price of $1.00 per share.

This report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the shares, nor shall there be any sale of these shares in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2002	LEXAR MEDIA, INC.

	By:	/s/ MICHAEL J. PEREZ
Michael J. Perez Chief Financial Officer